UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

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Notice of Annual Meeting—May 14, 2008

and Proxy Statement

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

1001 Air Brake Avenue

Wilmerding, Pennsylvania 15148

Dear Stockholder:

We invite you to attend the annual meeting of stockholders of Westinghouse Air Brake Technologies Corporation, doing business as Wabtec Corporation, on May 14, 2008 at 12:00 p.m. in Pittsburgh, Pennsylvania.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the items upon which we will vote at the meeting. It also explains how the voting process works and gives information about our director candidates.

Whether or not you plan to attend, please promptly complete, sign, date and return your proxy card in the enclosed envelope, or you may vote over the Internet or by telephone by following the instructions found on the proxy card. Regardless of the method used, please vote your shares so that enough shares are represented to allow us to conduct the business of the annual meeting. Mailing your proxy or voting over the Internet or by telephone does not affect your right to vote in person if you attend the annual meeting.

Sincerely yours,

Alvaro Garcia-Tunon

Senior Vice President,

Chief Financial Officer and

Secretary

April 10, 2008

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

1001 Air Brake Avenue

Wilmerding, Pennsylvania 15148

NOTICE OF 2008 ANNUAL MEETING

Date, Time and Place

•	May 14, 2008

•	12:00 p.m.

•	Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania 15222

Purpose

•	Elect three directors for a term of three years

•	Conduct other business if properly raised

Procedures

•	If you own stock directly, please complete the enclosed proxy card requested by the Board.

•	Only stockholders of record on March 24, 2008 receive notice of and may vote at the meeting.

Your vote is important. Please complete, sign, date, and return your proxy card promptly in the enclosed envelope or vote over the Internet or by telephone.

Alvaro Garcia-Tunon

Senior Vice President,

Chief Financial Officer and

Secretary

April 10, 2008

General

We have sent you this booklet and proxy on or about April 10, 2008 because the Board of Directors of Westinghouse Air Brake Technologies Corporation, doing business as Wabtec Corporation (“Wabtec”), is soliciting your proxy to vote at the company’s 2008 annual meeting of stockholders.

Who May Vote

Stockholders of Wabtec as reflected in our stock records at the close of business on March 24, 2008 may vote. You have one vote for each share of Wabtec common stock you own.

How to Vote

You may vote in person at the meeting or by proxy. Most stockholders of record have a choice of voting by proxy over the Internet, by telephone, or by using a traditional proxy card. Please check your proxy card or the information forwarded by your bank, stockbroker or other holder of record to see which options are available to you. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How a Proxy Works

Giving us a proxy means you authorize us to vote your shares in accordance with your directions. If you do not make any selections, your shares will be voted in favor of our director candidates.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are generally covered by one card. If you hold shares through someone else, such as a bank or stockbroker, you may get material from them asking how you want to vote.

Changing Your Vote

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by notifying Wabtec’s Secretary in writing.

Common Stock Outstanding

As of the close of business on March 24, 2008, approximately 48,384,365 shares of Wabtec common stock were issued and outstanding.

Quorum and Voting Information

To conduct the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either in person or by proxy. You are considered a part of the quorum if you submit a properly signed proxy card, vote over the Internet or vote by telephone.

If a quorum is present at the meeting, the three director candidates receiving the most votes will be elected to fill the three open seats on the Board of Directors. Abstentions and broker non-votes are not relevant to the election of directors.

Approval of any other matter that properly comes before the annual meeting requires the favorable vote of a majority of shares present in person or by proxy, unless the matter requires more than a majority vote under statute or our by-laws.

Because the total shares voted “for,” “against,” or “abstain” are considered shares present, they are counted to determine the minimum votes required for approval of other proposals. Therefore, if you abstain from voting, it has the same legal effect as a vote “against” any other proposal. Broker non-votes will not be counted as a vote or used to determine the favorable votes required to approve any other proposal.

A broker non-vote occurs when a broker limits the number of shares voted on a proposal on its proxy card or indicates the shares represented by the proxy card are not being voted on a proposal.

Internet Availability of Proxy Materials

Shareholders can view the 2007 Annual Report, Proxy Statement and form of proxy on the Internet at http://lasalle.mobular.net/lasalle/WAB

Common Stock Ownership

Director and Executive Officer Stock Ownership

Under the proxy rules of the Securities and Exchange Commission, a person beneficially owns Wabtec common stock if the person has the power to vote or dispose of the shares, or if such power may be acquired, by exercising options or otherwise, within 60 days. The table below shows how much Wabtec common stock is beneficially owned as of March 14, 2008 by our directors, nominees for director, Chief Executive Officer, Chief Financial Officer and the three other most highly paid executive officers at December 31, 2007, other than the Chief Executive Officer and Chief Financial Officer. Each person has sole voting power and sole dispositive power with respect to the shares listed unless indicated otherwise. No shares have been pledged as security by the named executive officers, directors, nominees for director or the directors and executive officers as a group.

Executive Officer	Shares Owned		Percent of Class
Albert J. Neupaver	177,500	(1)	*
Alvaro Garcia-Tunon	118,961	(1)(2)	*
William E. Kassling	1,483,148	(2)(3)	3.02%
Anthony J. Carpani	35,912	(1)(2)	*
Timothy J. Logan	116,383	(1)(2)	*

Director/Nominee	Shares Owned		Percent of Class
Emilio A. Fernandez	672,040	(2)(4)	1.37%
Robert J. Brooks	384,150	(2)(5)	*
James V. Napier	46,299	(2)(6)	*
Lee B. Foster, II	45,905	(2)(7)	*
Michael W.D. Howell	17,846	(2)(8)	*
Gary C. Valade	16,832	(2)	*
Nickolas Vande Steeg	3,166	(2)	*
Brian P. Hehir	1,500		*
Directors and Executive Officers as a Group (20 persons)	3,309,663	(1)(2)	6.75%
*	Less than 1%
(1)	Includes restricted shares as follows: Mr. Neupaver 104,667; Mr. Garcia-Tunon 17,750; Mr. Carpani 13,500; Mr. Logan 12,500; and all directors and executive officers as a group 213,085. The restricted stockholders have sole voting power with respect to the restricted shares but do not have sole or shared dispositive power until the restricted shares vest.
(2)	Includes options that are exercisable on or within 60 days of March 14, 2008 as follows: Mr. Kassling 255,000; Mr. Brooks 77,999; Mr. Logan 70,000; Mr. Garcia-Tunon 63,334; Mr. Napier 28,999; Mr. Foster 9,999; Mr. Fernandez 7,333; Mr. Howell 7,333; Mr. Valade 7,332; Mr. Carpani 6,667; Mr. Vande Steeg 1,666; and all directors and executive officers as a group 597,082.
(3)	Includes 68,166 shares owned by Mr. Kassling. Also includes 1,158,332 shares owned by Davideco, a Delaware corporation, and 1,640 shares owned by Mr. Kassling’s wife. Mr. Kassling disclaims beneficial ownership of the shares held by his wife.
(4)	Includes 407,532 shares owned by Mr. Fernandez. Also includes 257,175 shares owned by Mr. Fernandez’s wife. Mr. Fernandez disclaims beneficial ownership of the shares held by his wife.
(5)	Includes 40,449 shares owned by Mr. Brooks. Also includes 265,702 shares owned by Suebro, Inc., a Delaware holding company.
(6)	Includes 16,800 shares owned by Mr. Napier and 500 shares held in Mr. Napier’s Keogh account.
(7)	Includes 29,306 shares owned by Mr. Foster and 6,600 shares held by Foster Holdings, Inc.
(8)	Includes 8,013 shares owned by Mr. Howell and 2,500 shares held by Hilliard Lyons, Inc. as custodian for Mr. Howell’s retirement account.

Other Owners of More Than 5%

Based on our review of the filings required to be made with the Securities and Exchange Commission on Schedule 13G and Schedule 13D, there were no beneficial owners of more than 5% of Wabtec’s common stock as of December 31, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of beneficial ownership and changes in beneficial ownership of Wabtec stock. Directors and officers must furnish us with copies of these reports. Based on these copies and directors’ and executive officers’ representations we believe all directors and executive officers complied with the requirements of Section 16(a) in 2007, with the exception of charitable gifts of Wabtec stock made by Mr. Kassling that were inadvertently omitted from his Form 5. The Form 5 has since been amended to reflect the gifts.

Proposal 1—Election of Directors

Wabtec’s Board of Directors currently has 10 members and two vacant seats. The Board is divided into three classes whose terms of office end in successive years. Emilio A. Fernandez, Lee B. Foster, II and James V. Napier, whose terms of office are expiring, have been nominated to serve for new terms ending in 2011. The Board may act at a future date to fill the two remaining vacancies or reduce the size of the Board. All nominations were made by the Nominating and Corporate Governance Committee, as further described under “Nominating and Corporate Governance Committee” on page 7, and approved by the entire Board of Directors. Mr. Vande Steeg was appointed to Wabtec’s Board in February of 2007 to fill the vacancy created by the resignation of Mr. Davis. Mr. Hehir was appointed to the Board in July of 2007.

Vote Required

Your proxy will be voted “for” the election of these nominees unless you withhold authority to vote for any one or more of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the Board names one.

Only votes “for” a candidate are counted in the election of directors. The three nominees who receive the most votes will be elected as directors.

The Board recommends you vote FOR each of the following candidates.

Director Nominees to Serve for a Three-Year Term Expiring in 2011

Emilio A. Fernandez Age 63 Director since 1995	Vice Chairman of Wabtec since March 1998; Executive Vice President of Wabtec from prior to 1997 to February 1998.

Lee B. Foster, II Age 61 Director since 1999

Chairman of L. B. Foster Company since 1998; Chief Executive Officer of L. B. Foster Company from prior to 1997 to 2002; President of L. B. Foster Company from prior to 1997 to 2000.

Director of L.B. Foster Company, Capital Guidance Ltd. and Director of Dakota, Minnesota & Eastern Railroad from 2001 to October 2007.

James V. Napier Age 71 Director since 1995	Chairman of Scientific Atlanta, Inc. from prior to 1997 to November 2000. Director of Vulcan Materials Company, McKesson Corporation and Intelligent Systems, Inc.

Continuing Directors with a Three-Year Term Expiring in 2010

Robert J. Brooks Age 64 Director since 1990

Executive Vice President of Wabtec from November 1999 to March 2004; Chief Financial Officer and Secretary of Wabtec since prior to 1997 to March 2003.

Director of Crucible Materials Corporation; Executive Committee, Board of Trustees, Franklin & Marshall College

William E. Kassling Age 64 Director since 1990

Chairman of Wabtec since prior to 1997; Chief Executive Officer of Wabtec from May 2004 to January 2006 and from prior to 1997 to February 2001; President of Wabtec from May 2004 to January 2006 and from prior to 1997 to February 1998.

Director of SmartOps, Inc., Pittsburgh Penguins Inc. and Parker-Hannifin Corporation.

Albert J. Neupaver Age 57 Director since 2006	President and Chief Executive Officer since February 2006. President of the Electromechanical Group of AMETEK, Inc. from 1998 to February 2006.

Continuing Directors with a Three-Year Term Expiring in 2009

Nickolas W. Vande Steeg Age 65 Director since 2007	Member of the Board of Directors of Trimble Navigation Limited since 2003; retired in December 2006 from Parker-Hannifin Corporation as President, Chief Operating Officer and Director after 35 years with the company.

Michael W. D. Howell Age 60 Director since 2003

Chief Executive Officer of tie (Transport Initiatives Edinburgh) Limited from May 2002 to July 2006; Chairman of FPT Group Limited from April 1998 to March 2002.

Chairman of Trustees of City & Guilds of London Institute since September 2006; Chairman of EVO Electric Limited, London, since September, 2007; Member of Court of Clothworkers’ Company; Governor of Clothworkers’ Foundation, London; Director of Arlington Capital Partners Limited, Guernsey; Director of Hutchison China Meditech Limited, Hong Kong.

Gary C. Valade Age 64 Director since 2005	Member of the Board of Management and Executive Vice President of Global Procurement and Supply for DaimlerChrysler from 1998 until his retirement in 2003; Executive Vice President and Chief Financial Officer and member of the Office of the Chairman of Chrysler Corporation from 1993 to 1998.

Brian P. Hehir Age 54 Director since 2007

Vice Chairman of Investment Banking at Merrill Lynch since November, 1999.

Member of Georgetown University School of Nursing and Health Studies Board of Visitors since October 2003; Member of University of Connecticut Health Center Board of Directors since November 2005; Member of U.S. Lacrosse Foundation Board of Directors since October 2004.

The Board and Committees

The Board met 10 times during 2007. All directors attended all meetings of the Board and the committees on which they served in 2007. The standing Board committees that help the Board fulfill its duties include the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. The Board also holds regularly scheduled meetings of non-employee directors. Mr. Fernandez presides at these meetings.

In addition to the independence requirements set forth in the listing standards of the New York Stock Exchange (the “NYSE”), the Board has adopted categorical standards to assist it in determining whether its members meet the independence requirements of the NYSE. These standards provide that the following relationships are deemed to be immaterial and would not in and of themselves impair a director’s independence:

•

a director or an immediate family member is an executive officer or employee of a company that makes payments to, or receives payments from, Wabtec or any of its subsidiaries for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenue;

•

a director serves as an executive officer of a charitable organization and Wabtec’s charitable contributions to such charitable organization in any fiscal year do not exceed the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues; and

•	a director beneficially owns less than 10% of Wabtec’s issued and outstanding common stock.

The Board has reviewed the independence of its members considering these standards and any other commercial, legal, accounting and familial relationships between the directors and Wabtec and has determined that a majority of its members are independent. Specifically, none of the following directors, Mr. Fernandez, Mr. Foster, Mr. Napier, Mr. Howell, Mr. Valade, Mr. Brooks, Mr. Hehir and Mr. Vande Steeg, has a material relationship with Wabtec, and each such director meets the Board’s categorical independence standards and the independence requirements of the NYSE listing standards.

It is the company’s policy that all directors attend the annual meeting of stockholders if reasonably possible. All directors then serving attended the 2007 annual meeting of stockholders.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee approved continued use of its written charter at its February 19, 2008 meeting. A current copy of the charter is available on Wabtec’s website at http://www.wabtec.com, and is available in print to any stockholder who requests it. The principal functions of the Nominating and Corporate Governance Committee are to:

•	identify the skills and characteristics to be found in candidates to be considered to serve on Wabtec’s Board of Directors and to use such to select nominees;

•	recommend nominees for each Board committee;

•	oversee the corporate governance of Wabtec; and

•	to recommend changes to Wabtec’s corporate governance guidelines.

The Committee met two times during 2007. The members of the Nominating and Corporate

Governance Committee in 2007 were Mr. Fernandez and Mr. Howell, who were each independent, as independence for such members is defined in the listing standards of the NYSE. Mr. Davis served on this committee until his resignation in February of 2007. Mr. Fernandez is the Chairman of the Nominating and Corporate Governance Committee. Current members of the Nominating and Corporate Governance Committee are Mr. Fernandez, Mr. Howell, Mr. Brooks and Mr. Vande Steeg.

The Committee will consider director nominees recommended by stockholders. Stockholders wishing to recommend a director candidate for consideration by the Committee can do so by writing the Secretary of Wabtec at 1001 Air Brake Avenue, Wilmerding, PA 15148; giving the candidate’s name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. No candidates for Board membership have been put forward by stockholders for election at the 2008 annual meeting of stockholders.

In evaluating candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials. The Committee is guided by the objective set forth in its charter of ensuring that the Board consists of individuals from diverse educational and professional experiences and backgrounds who collectively provide meaningful counsel to management. The Committee considers the candidate’s character, integrity, experience, understanding of strategy and policy-setting and reputation for working well with others. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee. If candidates are recommended by the company’s stockholders, such candidates will be evaluated using the same criteria. With respect to nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

Pursuant to authority granted under its charter, the Nominating and Corporate Governance Committee consulted with a search firm in 2007 for assistance with identifying and evaluating potential candidates for Board positions.

The Audit Committee

The Audit Committee acts under a written charter. The Audit Committee reviewed and approved the continued use of its written charter at its February 19, 2008 meeting. A current copy of the charter is available on Wabtec’s website at http://www.wabtec.com and is available in print to any stockholder who requests it.

The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility to stockholders, the investment community and others relating to the integrity of Wabtec’s financial statements, its financial reporting process, its systems of internal accounting and financial controls, the performance of Wabtec’s internal audit function and independent registered public accountants, the independent registered public accountant’s qualifications and independence, and Wabtec’s compliance with ethics policies and legal and regulatory requirements. The Committee is directly responsible for appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm engaged by Wabtec. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Wabtec regarding accounting, internal controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee met nine times in 2007. The members of the Audit Committee in 2007 were Mr. Fernandez, Mr. Hehir, Mr. Foster, Mr. Howell and Mr. Valade, who are each independent, as independence is defined in the rules of the Securities and Exchange Commission and in the listing standards of the NYSE. The Board has determined that Mr. Valade, the Audit Committee’s Chairman, qualifies as an “audit committee financial expert” as defined in the regulations of the Securities and

Exchange Commission. In addition to Mr. Valade as the Chairman, the members of the 2008 Audit Committee are Mr. Brooks, Mr. Foster, Mr. Hehir, and Mr. Howell.

Audit Committee Report

The Audit Committee is responsible for reviewing Wabtec’s financial reporting process on behalf of the Board of Directors. Management of the company has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In the performance of our oversight function, we meet with management periodically to consider the adequacy of the company’s internal controls and the objectivity of its financial reporting. We meet privately with the independent registered public accountants, who have unrestricted access to the audit committee. Specifically, we have reviewed and discussed with management and the independent registered public accountants the company’s consolidated financial statements as of and for the fiscal year ended December 31, 2007.

We have also discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.

Furthermore, we have received and reviewed the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and have discussed with the independent registered public accountants their independence.

Based on the review and discussions referred to above, we recommended to the Board of Directors that Wabtec’s audited financial statements, as of and for the fiscal year ended December 31, 2007, be included in the company’s Annual Report on Form 10-K, for the year ended December 31, 2007, to be filed with the Securities and Exchange Commission.

Respectfully submitted,

Gary C. Valade, Chairman

Robert J. Brooks

Brian P. Hehir

Lee B. Foster, II

Michael W. D. Howell

The Compensation Committee

The Compensation Committee provides assistance to the Board relating to the compensation of Wabtec’s officers and directors. The Compensation Committee has authority, pursuant to its charter, to make recommendations to the Board, which then establishes compensation. The Compensation Committee’s principal responsibilities include:

•	reviewing and approving goals and objectives for the Chief Executive Officer and determining the Chief Executive Officer’s compensation;

•	reviewing and recommending compensation of all directors and officers; and

•	recommending incentive compensation plans and equity-based plans.

The Compensation Committee members in 2007 were Mr. Fernandez, Mr. Foster, Mr. Napier and Mr. Vande Steeg, who were each independent, as independence for such members is defined in the listing standards of the NYSE. Mr. Foster served as the Compensation Committee’s Chairman. In addition to Mr. Foster who continues to serve as Chairman, the members of the 2008 Compensation Committee are Mr. Hehir, Mr. Napier, and Mr. Vande Steeg. The Nominating and Governance Committee recommends the Compensation Committee members who are approved by the full Board of Directors. The Compensation Committee met four times in 2007. The Compensation Committee approved continued use of its written charter at its February 19, 2008 meeting. A copy of the written charter is available on Wabtec’s website at http://www.wabtec.com and is available in print to any stockholder who requests it.

The Compensation Committee recommends executive compensation to the Board, which then establishes these items. Base salaries are established at the beginning of the fiscal year and bonuses are awarded after fiscal year results are available. Base salaries depend mainly on the executive officer’s office and responsibility, while bonuses are based on pre-established performance factors. These factors are established at the beginning of the year and include (i) a financial performance factor measuring earnings before interest and taxes and working capital management and (ii) a personal performance factor which measures whether the individual executive attained certain quantitative and measureable goals established for that executive.

Executive officers also receive long-term incentive compensation. With respect to the long-term incentive portion of executive compensation, the Compensation Committee has discretion to grant long-term incentive awards under the 2000 Stock Incentive Plan. Such awards take the form of stock options, performance units and restricted share awards. The Compensation Committee bases the amount of the award upon the executive’s job level, as well as other factors. These factors include benchmarking the total compensation an executive may earn to ensure it is competitive, compensating executives in a “pay for performance” manner and aligning the interests of the executives with the interests of the shareholders. The Committee also reviews the ratio of total compensation to total target cash compensation to ensure that the mix of long term compensation is appropriate for each executive.

The Chief Executive Officer and the Vice President of Human Resources suggest guidelines in discussions with the Compensation Committee regarding executive compensation. They provide recommendations and information regarding the competitiveness of the industry, key employees, performance of individuals, succession planning and other relevant data to the committee. Neither the Chief Executive Officer nor the Chairman is present during any discussions concerning their compensation. The Compensation Committee also has the authority to retain compensation consultants as it deems necessary and has the sole authority to approve such consultants’ fees.

During 2006, the Compensation Committee agreed to a management recommendation to change the compensation pay structure for the non-employee directors effective May 2006. Wabtec monitored and benchmarked the directors’ pay to ensure that Wabtec was competitive. The company used surveys by the National Association of Corporate Directors (NACD) and surveys from the Conference Board to ensure competitiveness. In addition, the company created an independent index of similar sized publicly held manufacturing companies. These companies include: Tecumseh Products, Briggs and Stratton, Thomas and Betts, Regal Beloit, Woodward Governor, IDEX Corp., Sauer-Danfross, Milacron, Steward and Stevenson, Kennametal, Trinity

Industries, Flowserve and Greenbrier Companies. As a result, the Compensation Committee agreed with management recommendations to increase the cash retainer for non-employee directors from $25,000 to $35,000 to ensure that Wabtec can continue to attract new, and retain existing, non-employee directors. This increase placed Wabtec near the third Quartile in cash compensation for similar sized publicly held manufacturing companies with Wabtec’s total compensation paid to directors above the index average. The benchmarking study also noted that the trend in director compensation reflected significant increases in compensation over the past few years, and Wabtec’s practice of paying both a cash and a stock retainer is considered a best practice by the NACD. This compensation structure for non-employee directors remained in place during 2007.

Compensation Committee Interlocks and Insider Participation

During 2007, Wabtec had no interlocking relationships in which (i) an executive officer of Wabtec served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of Wabtec; (ii) an executive officer of Wabtec served as a director of another entity, one of whose executive officers served on the Compensation Committee of Wabtec; or (iii) an executive officer of Wabtec served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Wabtec. No member of the Compensation Committee was at any time during the 2007 fiscal year or at any other time an officer or employee of the company, and no member had any relationship with us requiring disclosure under Item 404 of Securities and Exchange Commission Regulation S-K.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 10 through 15 of this proxy statement with management.

Based on this review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Lee B. Foster, II, Chairman

Brian P. Hehir

James V. Napier

Nickolas W. Vande Steeg

Compensation Discussion and Analysis

Overview. This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who served as named executive officers during 2007. This discussion focuses primarily on the fiscal year 2007 information contained in the following tables and related footnotes and narrative. We discuss compensation actions taken prior to 2007 if we believe it provides relevant information or where required.

The principal elements of our executive compensation program are base salary, annual cash incentives, and long-term equity incentives in the form of restricted stock, stock options and performance units. Our other benefits and perquisites consist of life and health insurance benefits, financial planning services, social and health club dues, automobile allowances for certain executive officers, tax gross-up payments and a qualified 401(k) savings or comparable foreign plan (including company matching contributions). Our philosophy is to position the aggregate of these elements at the average of that paid to executives with similar responsibilities. To ensure that the company is able to attract and retain high potential executives, the company benchmarks executive compensation using compensation surveys of similar sized companies and also uses an index average of similar sized manufacturing companies. This index includes: Tecumseh Products, Briggs and Stratton, Thomas and Betts, Regal Beloit, Woodward Governor, IDEX Corp., Sauer-Danfross, Milacron, Steward and Stevenson, Kennametal, Trinity Industries, Flowserve and Greenbrier Companies.

Objectives and Philosophy. The overall objectives of our executive compensation program are to (i) enable us to attract, motivate and retain key executive talent essential to the achievement of our short-term and long-term business objectives; (ii) provide compensation competitive with others in our industry; (iii) reward senior executive officers in a “pay for performance” manner for accomplishment of pre-defined business goals and objectives; and (iv) align the interests of our executives with our stockholders. A significant portion of total executive

compensation is variable compensation linked to corporate, business unit and individual performance. Our objective is to provide between 20% and 33% of an executive’s total compensation as salary with the remainder contingent upon achieving established performance goals. In regard to compensation based on performance, our objective is to provide between 50% and 67% in the form of equity awards.

In 2007, our named executive officers compensation broke down as follows:

Name	Salary	Annual Incentive Award	Long- Term Incentive Award
Albert J. Neupaver	21.80%	16.27%	61.92%
Alvaro Garcia-Tunon	28.17%	19.00%	52.83%
William E. Kassling(1)	100%	—%	—%
Anthony J. Carpani	31.78%	20.96%	47.27%
Timothy J. Logan	30.16%	18.99%	50.85%

(1)	Mr Kassling did not participate in either the Executive Incentive or Long-Term Incentive plans due to his decreasing responsibilities.

Generally, the compensation of our executive officers is composed of a base salary, an annual incentive compensation award and long-term incentive awards in the form of restricted stock, stock options or performance units. In setting base salaries at the beginning of the year, the Compensation Committee generally reviews information about compensation practices and levels in Wabtec’s industry and the office and responsibility of the particular executive. The Company uses benchmarking to establish base salaries as discussed below. The annual incentive award for 2007 is a cash award determined by the Compensation Committee based on pre-established performance factors. These factors are established at the beginning of the year and include (i) a financial performance factor measuring earnings before interest and taxes and working capital management and (ii) a personal performance factor which measures whether the individual executive attained certain goals established for that executive. Long-term incentives in the form of stock options, restricted stock and performance units are granted to provide the opportunity for long-term compensation based upon the performance of the company’s common stock and based upon the performance of the company and its ability to meet its long term goals and objectives.

Compensation Process.

Compensation Committee. Executive officer compensation is administered by the Compensation Committee of our Board of Directors, which is composed of four members. Those members during 2007 were Messrs. Fernandez, Foster, Napier and Vande Steeg. The Compensation Committee recommends base salaries and bonuses of executive officers to the Board, which then approves these items. The Committee approved the 2007 compensation arrangements described in this compensation discussion and analysis and recommended them to the full board, which then approved them. Mr. Foster served as Chairman of the Compensation Committee during 2007. Our Board of Directors delegates to the Compensation Committee the direct responsibility for, among other matters:

•	reviewing and approving goals and objectives for the Chief Executive Officer and determining the Chief Executive Officer’s compensation;

•	reviewing and recommending compensation of all directors and executive officers; and

•	recommending incentive compensation plans and equity-based plans.

Role of Compensation Experts. Pursuant to its charter, the Compensation Committee is authorized to engage compensation consultants to assist it with its duties. The Compensation Committee has the sole authority to retain and terminate any outside counsel or other experts or consultants to assist it in the evaluation of compensation of our directors and executive officers, including the sole authority to approve such consultants’ fees and other retention terms. The company utilized a compensation consultant in conjunction with determining long-term goals and objectives as part of the company’s long-term incentive compensation plan for the 2006–2008 performance period. The same methodology was repeated to determine goals for 2007-2009 performance period. The Compensation Committee may also obtain advice from legal, accounting, human resources and other advisors as it deems necessary.

Role of Our Executive Officers in the Compensation Process. The Chief Executive Officer and the Vice President of Human Resources suggest guidelines in discussions with the Compensation Committee regarding executive compensation. They provide recommendations and information regarding the competitiveness of the industry, key employees, performance of individuals, succession planning and other relevant data to the committee. Neither the Chief Executive Officer nor the Chairman is present during any discussions concerning their compensation.

Components of Compensation.

Our 2007 compensation program elements were primarily structured to reward our executive officers for achieving certain financial and business objectives.

Base Salaries. Base salaries for our executive officers are reviewed annually and depend mainly on their office and responsibility and are based on the competitive average for executives with similar responsibilities in peer group companies. In this regard, the company uses two different benchmarks, one a broader benchmark study based on manufacturing companies that are between $1.0 billion and $1.9 billion in revenue size and a second study that is an index average of specific manufacturing companies that are similar to the company in size, geography, and industry. In this context, similar companies are defined as those that are comparable to us in size and scope, and in the nature of their businesses. This specific index includes the following companies: Tecumseh Products, Briggs and Stratton, Thomas and Betts, Regal Beloit, Woodward Governor, IDEX Corp., Sauer-Danfross, Milacron, Steward and Stevenson, Kennametal, Trinity Industries, Flowserve and Greenbrier Companies. The average base salary increase for executive officers of the peer group in 2007 was 8.0%. Individual salaries may be above or below the competitive average based on the individual’s contribution to business results, capabilities and qualifications, potential and the importance of the individual’s position to our success.

For fiscal year 2007, the base salary increases of our named executive officers ranged from 0% to 15.39%. These increases are discussed further in connection with the “Summary Compensation Table” which follows.

Annual Cash Incentive Awards. Our annual incentive award plan is intended to: (i) compensate participants directly if strategic and financial performance targets are achieved and (ii) reward participants for performance on those activities that are most directly under their control and for which they are held accountable. Corporate, business unit and individual performance goals under the annual incentive plan are linked to the annual business plan and budget. Bonuses are a function of the company’s overall financial performance, the participant’s individual performance and Board approval. Bonuses are based upon the success of two factors: a financial performance factor or “FPF” (ranging from 0 to 1.5 maximum), that measures earnings before interest and taxes or “EBIT” and working capital management; and a personal performance factor or “PPF” (ranging from 0 to 1.5 maximum) that measures whether the executive has attained certain goals agreed to by the executive, the executive’s supervisor, and the Board. The bonus formula is based on the product of the participant’s base salary, the participant’s target bonus percentage, the FPF and the PPF. To qualify for a minimum payout under the bonus plan, the business unit must achieve at least 80% of its plan’s EBIT and 90% of its working capital plan target for the year. We believe that this philosophy encourages Wabtec and our executives to establish ambitious goals and that it promotes teamwork, productivity and profitability. Overall, total cash compensation (the sum of salary and bonus) for our executive officers are competitive with market practice for similar executive positions in similar companies when performance goals under the annual bonus plan are achieved. Target bonuses and performance factors were approved by the

Compensation Committee at its meeting in February 2007. The EBIT and Working Capital targets were $171.5 million and 9.6% respectively. For 2007, the company achieved a financial performance factor of .9917 based on exceeding EBIT and working capital plan targets. If both the financial performance factor and the applicable personal performance factor were achieved, the named executive officers would earn 100% of their target bonus.

The bonus targets for 2007 for each of the named executive officers as a percentage of base salary were:

Name	Target
Albert J. Neupaver	50%
Alvaro Garcia-Tunon	50%
William E. Kassling(1)	n/a
Anthony J. Carpani	50%
Timothy J. Logan	50%
(1)	Mr. Kassling did not participate in the Executive Incentive Plan.

Mr. Neupaver, Mr. Garcia-Tunon, Mr. Logan and Mr. Carpani each participated in the annual incentive plan and each of them, due to their individual performance and the company’s performance, exceeded their target bonus. The bonuses received as a result are reflected in the non-equity incentive plan compensation column of the “Summary Compensation Table” below.

Long-Term Incentive Compensation. We currently administer our long-term incentive compensation through the 2000 Stock Incentive Plan under which we grant stock options, restricted stock and performance units. A total of 2,096,898 shares of common stock are available for issuance under the plan. The plan is administered by the Compensation Committee. During 2007, 122,000 shares of restricted stock and 129,000 performance units were granted under the plan. In past years, options and restricted stock were generally granted to employees, including our executive officers, each February as part of their long term compensation. As discussed below, in February of 2007, restricted stock grants were made to the named executive officers. Performance units are generally awarded each year for a 3-year performance period and were granted in February of 2007. The primary purposes of the long-

term incentive program are to align the interests of executive officers and other key employees with those of our stockholders and to attract and retain key executive talent and to provide an incentive to meet and exceed long-term financial goals. Employees eligible for the long-term incentive program include those who are determined by the Compensation Committee to be in key policy-setting and decision-making roles, and to have responsibilities that contribute significantly to achieving our earnings goals. The size of an individual’s long-term incentive award is based primarily on individual performance, the individual’s responsibilities and position with our company. Long-term incentive award values are competitive with market practice for similar executive positions in similar companies.

Stock options are a part of our long-term incentive compensation program that seeks to align the interests of our executives with our stockholders. We have typically granted stock options in February of the applicable year. However, in 2007, no stock options were awarded to named executive officers of the company. We have historically awarded options to purchase our common stock to executive officers at the fair market value of our common stock at the grant date. We have not back-dated any option awards. The vesting schedule for each grant is determined by the Compensation Committee and has typically been in one-third increments over a 3-year period. Restricted stock also plays a role in our long-term incentive program. In February of 2007, we granted restricted stock to all named executive officers. The Compensation Committee decided to utilize restricted stock instead of stock options as a means of delivering long-term compensation and use it as a means of more readily determining the total value of compensation for each executive officer. The company intends to continue to use restricted stock as a more integral part of its compensation program. In February of 2008, we granted both restricted stock and stock options to our named executive officers as part of their long term compensation with the company.

Ninety thousand (90,000) shares of restricted stock were granted to Mr. Neupaver upon execution of his employment agreement in February 2006. Mr. Neupaver’s shares of restricted stock vest in annual 25% increments from February 1, 2006. If Mr. Neupaver voluntarily terminates his employment from Wabtec or is terminated for cause, he will receive only the portion of his restricted stock that has vested. If he is terminated for reasons other than cause, he will receive the entire amount of the restricted stock granted, regardless of its vesting status. The Compensation Committee approved this grant of restricted stock which was designed to compensate Mr. Neupaver for unvested stock options and restricted stock he lost upon his departure from AMETEK, Inc.

In addition, in 2004, the company implemented a 3-year long-term incentive program. This plan is designed to reward executives on meeting or exceeding economic profit growth goals. The plan is structured as a rolling 3-year plan; each year would start a new three year performance cycle. The most recent cycle being, 2007-2009. For each executive selected to participate in this plan we establish a target grant of performance units at the beginning of each 3-year performance cycle. A performance unit is equal to a share of Wabtec common stock. If Wabtec achieves its 3-year cumulative economic profit goal, then participants will earn the target grant of performance units. In general, the goals increase each year taking into account expected market conditions, and are intended to reflect a superior performance by management. If Wabtec achieves the maximum 3-year cumulative economic profit goal, a participant will earn a maximum number (equal to 2 times the target level) of performance units. If Wabtec achieves the threshold 3-year cumulative economic profit goal, a participant will earn a threshold number (equal to one-half of the target level) of performance units. No performance units will be earned for performance below the 3-year cumulative economic profit threshold and no additional performance units will be earned for performance exceeding the 3-year cumulative economic profit maximum. This plan is intended to encourage the long-term stability of Wabtec’s management by establishing ambitious goals designed to promote the long-term productivity and profitability of the company. If a plan participant leaves the company voluntarily, or is terminated for cause, he or she is not eligible to receive any performance units he or she may have earned under the plan. If a plan participant otherwise leaves the company, his or her payout will be pro-rated in accordance with the amount of time he or she participated in the plan relative to the performance period. For the 2007–2009 performance cycle, the Compensation Committee approved target goals based on cumulative economic profit for the performance period. These goals were based on a range of considerations including expected demand in Wabtec’s key end user markets, investor expectations and management’s business plan which includes year over year growth.

During 2007, Wabtec exceeded its target 3-year performance goals for the 2005–2007 performance cycle, which resulted in the following payouts in March 2008 to the named executive officers:

Mr. Neupaver	Not eligible
Mr. Garcia-Tunon	22,486 shares of Wabtec common stock with a value at payout of $775,317
Mr. Kassling	56,214 shares of Wabtec common stock with a value at payout of $1,938,259
Mr. Logan	22,486 shares of Wabtec common stock with a value at payout of $775,317
Mr. Carpani	22,486 shares of Wabtec common stock with a value at payout of $775,317

Executive Officers as a group received 172,392 shares of Wabtec common stock with a value at payout of $5,944,076.

Stock Ownership Requirements. In February 2007, Wabtec approved stock ownership guidelines for executive management and for non-employee board members. These guidelines were established to encourage our key employees and board members to own and retain shares of stock. These ownership guidelines are to be achieved in 3-5 years and are defined as a multiple of base salary for executives and a multiple of cash compensation for the non-employee board members. As of March 14, 2008, our directors and executive officers as a group owned approximately 6.75% of our outstanding common stock.

Perquisites and Other Personal Benefits. Supplemental benefits are offered to selected executive officers with the goal of attracting and retaining key executive talent. Those perquisites may include: life and health insurance benefits, financial planning services, social and health club dues, automobile allowances for certain executive officers, and tax gross-up payments.

Post-Termination Compensation.

The company does not generally provide employment, severance or change in control agreements to its executive officers. As discussed below certain of our benefit plans contain provisions that address termination of an individual or a change in control of the company. Mr. Neupaver, however, was granted post-termination benefits in his employment agreement effective February 1, 2006. The terms of this agreement were approved by the Compensation Committee and are discussed under “Potential Payment on Termination or Change in Control” on page 21 of this proxy statement.

Tax Implications of Executive Compensation. Our aggregate deductions for each named executive officer’s compensation are potentially limited by Section 162(m) of the Internal Revenue Code of 1986, as amended, to the extent the aggregate amount paid to an executive officer exceeds $1.0 million, unless it is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exceptions specified in the Internal Revenue Code.

Summary Compensation Table

This table shows the compensation for Wabtec’s Chief Executive Officers in 2007, Wabtec’s Chief Financial Officer and the three other most highly paid executive officers, other than the Chief Executive Officer and Chief Financial Officer in 2007.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards(2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Albert J. Neupaver (1)	2007	$667,691		$2,784,150	$—	$498,315	$138,454	$4,088,610
Chief Executive Officer and President	2006	$537,692		$2,416,389	$—	$518,582	$128,996	$3,601,659

Alvaro Garcia-Tunon	2007	$328,462		$647,200	$47,450	$219,159	$71,666	$1,313,937
Senior Vice President, Chief Financial Officer and Secretary	2006	$313,460		$458,452	$78,859	$273,458	$70,091	$1,194,320

William E. Kassling	2007	$281,153		$525,467	$118,625	$—	$110,433	$1,035,678
Chairman	2006	$513,846	$300,000	$775,613	$202,246	$—	$104,474	$1,896,179

Anthony J. Carpani	2007	$273,180		$507,837	$47,450	$180,152	$75,593	$1,084,212
Vice President and Group Executive	2006	$220,837		$376,612	$74,145	$216,937	$36,359	$924,890

Timothy J. Logan	2007	$241,000		$514,325	$47,450	$151,760	$44,649	$999,184
Vice President International Sales and Marketing	2006	$232,538		$384,212	$71,789	$178,065	$29,292	$895,896
(1)	Reflects the dollar amount recognized in Wabtec’s financial statements for fiscal year 2007 in accordance with FAS 123R related to the awards of a) restricted stock made to the named executive officers in February 2006 and 2007 under the 2000 Stock Incentive Plan; b) long-term incentive awards granted to the named executive officers in fiscal years 2005, 2006, 2007 for the 2005-2007, 2006-2008 and 2007-2009 performance periods respectively; and c) restricted stock granted to Mr. Neupaver in connection with his employment agreement in February of 2006. For the assumptions used in the calculation of this amount under FAS 123R, see Note 13 of the Notes to the Consolidated Financial Statements in Wabtec’s Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	Reflects the dollar amount recognized in Wabtec’s financial statements for fiscal year 2007 in accordance with FAS 123R related to the named executive officers that had stock options that vested during the year. For the assumptions used in the calculation of this amount under FAS 123R, see Note 13 of the Notes to the Consolidated Financial Statements in Wabtec’s Annual Report of Form 10-K for the year ended December 31, 2007.

(3)	Reflects amounts earned by the named executive officers for fiscal year 2007 under Wabtec’s annual incentive award plan. Payment for 2007 performance was made in March of 2008.

(4)	The following table sets forth a detailed breakdown of the items which compose “All Other Compensation”.

Name	Year	Financial and Estate Planning, Tax Preparation Services and Miscellaneous	Tax Gross Up Payments	Car Allowances	Social and Health Club Dues	Company Matching Contribution to 401(k) Plan		Imputed Group Term Life Insurance Premium Payments	Total
Albert J. Neupaver	2007	$40,000	$49,277	$27,700	$4,365	$13,500		$3,612	$138,454
	2006	$40,000	$45,727	$23,416	$3,458	$13,200		$3,195	$128,996

Alvaro Garcia-Tunon	2007	$15,000	$22,752	$9,285	$8,988	$13,500		$2,141	$71,666
	2006	$15,000	$22,706	$9,995	$8,211	$13,200		$979	$70,091

William E. Kassling	2007	$40,000	$33,398	$12,924	$5,305	$13,500		$5,306	$110,433
	2006	$40,000	$37,252	$12,896	$1,583	$13,200		$5,543	$104,474

Anthony J. Carpani	2007	—	$36,072	$24,693	$3,984	$10,844	(1)	—	$75,593
	2006	—	$8,442	$18,423	—	$9,494	(1)	—	$36,359

Timothy J. Logan	2007	—	$12,319	$18,016	—	$13,500		$814	$44,649
	2006	—	$8,909	$13,030	—	$13,200		$753	$29,292
(1)	For Mr. Carpani, the contribution was made to the Australian super annuation fund.

Mr. Kassling’s salary was adjusted from $480,000 to $245,000 in connection with his decreased responsibilities.

For 2007, the base salary increases of our named executive officers resulting from the process described in the Compensation Discussion and Analysis follows:

Mr. Neupaver	15.39%
Mr. Garcia-Tunon	4.62%
Mr. Carpani	3.97%
Mr. Logan	0%

The average increase for executive officers in 2007 was 5.78% and the range for the executive officers as a group was 0% to 15.39% The Compensation Committee is dedicated to ensuring competitive compensation for each of Wabtec’s key employees. During the annual review of market data within the industry, along with evaluation of individual performance and other relevant data, the Committee determined that an increase to Mr. Neupaver’s salary of 15.39% was warranted.

2007 Grants of Plan Based Awards

This table shows the equity based awards granted in 2007 to Wabtec’s Chief Executive Officer, Wabtec’s Chief Financial Officer and the three most highly paid executive officers, other than the Chief Executive Officer and the Chief Financial Officer in 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. Neupaver		—	$375,000	$843,750	—	—	—	—	—
	2/21/07	—	—	—	14,000	28,000	56,000	—	$949,200
	2/21/07		—	—	—	—	—	28,000	$957,040
Mr. Garcia-Tunon		—	$170,000	$382,500	—	—	—	—	—
	2/21/07	—	—	—	4,500	9,000	18,000	—	$305,100
	2/21/07	—	—	—	—	—	—	9,000	$307,620
Mr. Kassling
Mr. Carpani		—	$136,590	$307,328	—	—	—	—	—
	2/21/07	—	—	—	3,000	6,000	12,000	—	$203,400
	2/21/07	—	—	—	—	—	—	6,000	$205.080
Mr. Logan		—	$120,500	$271,125	—	—	—	—	—
	2/21/07	—	—	—	3,000	6,000	12,000	—	$203,400
	2/21/07	—	—	—	—	—	—	6,000	$205,080
(1)	Reflects the possible payments under Wabtec’s annual incentive award plan.

(2)	Reflects the grant of performance units for the 3-year performance period of 2007-2009 under Wabtec’s 2000 Stock Incentive Plan approved by the Compensation Committee in February 2007. These columns reflect the range of payouts possible for this grant. A performance unit is equal to a share of Wabtec common stock. If Wabtec achieves its 3-year cumulative economic profit goal, then participants will earn the target number of performance units. In general, the goals increase each year taking into account expected market conditions, and are intended to reflect a superior performance by management. If Wabtec achieves the maximum 3-year cumulative economic profit goal, a participant will earn a maximum number (equal to 2 times the target level) of performance units. If Wabtec achieves the threshold 3-year cumulative economic profit goal, a participant will earn a threshold number (equal to one-half of the target level) of performance units. No performance units will be earned for performance below the 3-year cumulative economic profit threshold and no additional performance units will be earned for performance exceeding the 3-year cumulative economic profit maximum. Payouts for these awards, if any, will be made in the first quarter of 2010. The dollar amount recognized by Wabtec in its financial statements for fiscal year 2007 is included in the “Summary Compensation Table” in the column titled “Stock Awards”.

(3)	Reflects the grant of restricted stock to the named executive officers on February 21, 2007 under Wabtec’s 2000 Stock Incentive Plan which vest in one-quarter increments on February 21, 2008, February 21, 2009, February 21, 2010, and February 21, 2011.

(4)	Reflects the grant date fair value computed in accordance with FAS 123R.

2007 Outstanding Equity Awards at Fiscal Year-End

This table provides information concerning unexercised options, unvested stock and equity incentive plan awards outstanding as of December 31, 2007 for Wabtec’s Chief Executive Officer, Wabtec’s Chief Financial Officer and the three most highly paid executive officers, other than the Chief Executive Officer and the Chief Financial Officer.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable
Albert J. Neupaver										55,500	(1)	$1,912,253
						100,000 28,000	(2)(3) (4)	$ $	2,325,713 2,084,528
Alvaro Garcia-Tunon										26,000	(1)	$482,370
						9,000 9,000	(3) (4)	$ $	310,095 310,095
	40,000 3,334 13,333	— — 6,667	$ $ $	10.77 16.33 17.07	2/24/2013 2/17/2014 2/24/2015
William E. Kassling	100,000 75,000 30,000 33,333	— — — 16,667	$ $ $ $	12.13 10.77 16.33 17.07	1/07/2012 2/24/2013 2/17/2014 2/24/2015
Anthony J. Carpani										21,500	(1)	$327,323
						9,000 6,000	(3) (4)	$ $	310,095 206,730
		6,667		$17.07	2/24/2015
Timothy J. Logan										21,800	(1)	$337,659
						9,000 6,000	(3) (4)	$ $	310,095 206,730
	5,000 10,000 15,000 10,000 10,000 13,333	— — — — — 6,667	$ $ $ $ $ $	20.00 12.75 12.13 10.77 16.33 17.07	10/9/2008 1/25/2010 1/7/2012 2/24/2013 2/17/2014 2/24/2015
(1)	This represents the aggregate number of target performance units that would be paid out upon the company meeting financial goals relative to the 2006–2008 and 2007–2009 long-term incentive plan.

(2)	Mr. Neupaver’s shares of restricted stock granted on February 1, 2006 in connection with his employment agreement vest in annual 25% increments from February 1, 2006.

(3)	This represents the number of restricted shares of Wabtec stock that were granted to the executive under the 2000 Stock Incentive Plan and that remain unvested as of December 31, 2007. One-third vested on February 16, 2008 and the remaining shares will vest in one-third increments on February 16, 2009 and February 16, 2010.

(4)	This represents the number of restricted shares of Wabtec stock that were granted to the executive under the 2000 Stock Incentive Plan and that remain unvested as of December 31, 2007. One-fourth vested on February 21, 2008 and the remaining shares will vest in one-fourth increments on February 21, 2009, February 21, 2010 and February 21, 2011.

Option Exercises and Stock Vested

This table provides information concerning each exercise of stock options, SARs and similar instruments and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during 2007 for Wabtec’s Chief Executive Officer, Wabtec’s Chief Financial Officer and the three most highly paid executive officers, other than the Chief Executive Officer and the Chief Financial Officer on an aggregate basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise(2)	Number of Shares Acquired on Vesting	Value Realized on Vesting (3)
Albert J. Neupaver	—	—	22,500	$730,575
Alvaro Garcia-Tunon	—	—	3,051	$49,014
William E. Kassling	26,667	$447,805	—	—
Anthony J. Carpani	10,001	$213,388	—	—
Timothy J. Logan	25,000	$685,275	10,001	$178,249
(1)	Option exercises were cashless exercises such that all shares of Wabtec’s common stock acquired on exercise were sold in connection with the exercise.

(2)	Calculated by multiplying the number of shares by the difference between the market price of Wabtec common stock and the exercise price of the option(s) on the exercise date.

(3)	Calculated by multiplying the number of shares of restricted stock that vested by the market price of Wabtec’s common stock on the vesting date.

Pension Benefits

The following table provides information about qualified and non-qualified benefits from pension and supplemental executive retirement plans as of or for the year ended December 31, 2007 for the individuals named in the Summary Compensation Table.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit as of December 31, 2007	Payments During 2007
Albert J. Neupaver	—	—	—	—
Alvaro Garcia-Tunon	—	—	—	—
William E. Kassling(1)	Wabtec Consolidated Pension Plan	29	$113,686	—
Anthony J. Carpani	—	—	—	—
Timothy J. Logan	—	—	—	—
(1)	Mr. Kassling was a participant in the former WABCO Cash Balance Pension Plan which was frozen as of March 1995. This was a non-contributory plan and Mr. Kassling will be entitled to his accumulated benefit upon retirement or termination from Wabtec. No other named executive officers participated in this or any other Wabtec defined benefit pension plan.

Potential Payments Upon Termination or Change in Control

Mr. Neupaver’s Employment Agreement

Under the terms of the employment agreement, if Mr. Neupaver voluntarily terminates his employment from Wabtec or if he is terminated for cause, he will receive only the portion of his restricted stock that has vested. If he is terminated for other than cause, he will receive the entire amount of the restricted stock granted, regardless of its vesting status. If Mr. Neupaver had been terminated for reasons other than cause at December 31, 2007, the value of this benefit to him would have been $4,410,240 based on

Wabtec’s closing stock price of $34.455 on December 29, 2007, as one-fourth of the 90,000 shares had vested, and none of the 60,500 shares had vested. If Mr. Neupaver is terminated due to a change of control, his severance would be equal to two times his base and target bonus and he would be eligible to participate in Wabtec’s medical benefit program for two years from his termination date. If Mr. Neupaver had been terminated due to a change of control at December 31, 2007, the value of the benefit to him would have been $2,268,000.

2000 Stock Incentive Plan

Under the 2000 Stock Incentive Plan, in instances of disability, death during employment or a Section 8 Event as defined in the Plan, which generally includes a change of control of Wabtec, all outstanding options become exercisable even if not otherwise exercisable. In instances of a Section 8 Event only, all restrictions on restricted stock lapse. For performance units, in instances of a Section 8 Event, all performance units are deemed to have been fully earned regardless of the attainment of performance targets. The following table provides the value of such benefits for each of our named executive officers as if the applicable event occurred on December 31, 2007:

Name	Disability	Death During Employment	Section 8 Event
Mr. Neupaver
Options	—	—
Restricted Stock	—	—	$4,410,240
Performance Units(2)	—	(1)	$3,824,505
Mr. Garcia-Tunon
Options	$1,355,529	$1,355,529	$1,355,529
Restricted Stock	—	—	$620,190
Performance Units(2)	—	(1)	$1,791,660
Mr. Kassling
Options	$5,421,875	$5,421,875	$5,421,875
Restricted Stock	—	—	$—
Performance Units(2)	—	(1)	$2,756,400
Mr. Carpani
Options	$115,906	$115,906	$115,906
Restricted Stock	—	—	$516,825
Performance Units(2)	—	(1)	$1,481,565
Mr. Logan
Options	$1,390,000	$1,390,000	$1,390,000
Restricted Stock	—	—	$516,825
Performance Units(2)	—	(1)	$1,502,238

(1)	The Compensation Committee has discretion in instances of death during employment, voluntary termination with consent and retirement to decide to pay all or part of a performance award based on a variety of factors which may result in an incremental benefit to a named executive officer. The incremental benefit would be the same as that disclosed under “Section 8 Event” if the Compensation Committee decided to pay all of the award.

(2)	Assumes maximum number of units are paid and includes units which were vested as of December 31, 2007 but were not yet paid to participants.

Director Compensation

The following table provides information concerning the compensation of our non-employee directors for the period January 1, 2007 through December 31, 2007:

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards (1)(3)	Total
Robert J. Brooks	$46,500	$56,955	$42,480	$145,935
Kim G. Davis(4)	$4,500	$—	$—	$4,500
Emilio A. Fernandez	$68,500	$56,955	$42,480	$167,935
Lee B. Foster, II	$62,500	$56,955	$42,480	$161,935
Michael W. D. Howell	$57,500	$56,955	$42,480	$156,935
James V. Napier	$48,500	$56,955	$42,480	$147,935
Gary V. Valade	$63,000	$56,955	$47,200	$167,155
Brian P. Hehir(5)	$43,500	$59,663	$11,861	$115,024
Nickolas W. Vande Steeg(6)	$48,000	$56,955	$20,903	$125,858

(1)	Reflects the dollar amount recognized in Wabtec’s financial statements for fiscal year 2007 in accordance with FAS 123R related to the awards of stock or options to the directors, as applicable, under the 1995 Non-Employee Directors’ Fee and Stock Option Plan. For the assumptions used in the calculation of this amount under FAS123R, see Note 13 of the Notes to Consolidated Financial Statements in WABTEC’s Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	The annual award of 1,500 shares of Wabtec Common Stock was made on May 15, 2007 with a grant date and fair market value of $56,995, except that Mr. Hehir’s grant was made on July 25, 2007 with a grant date fair market value of $59,663.

(3)	The aggregate number of stock options outstanding as of December 31, 2007 for each non-employee director is as follows: Mr. Brooks 82,000; Mr. Fernandez 11,334; Mr. Foster 14,000; Mr. Hehir; 5,000; Mr. Howell 11,334; Mr. Napier 33,000; Mr. Valade 13,000, and Mr. Vande Steeg 5,000.

(4)	Mr. Davis resigned from the board on February 21, 2007.

(5)	Mr. Vande Steeg was appointed to the Board on February 21, 2007.

(6)	Mr. Hehir was appointed to the Board on July 25, 2007.

Each non-employee director of Wabtec receives an annual cash retainer equal to $35,000 for their services as a director. In addition, each director is entitled to receive $1,500 for each Board meeting or Board committee meeting that he attends in person and $1,000 for each Board meeting or Board committee meeting in which he participates by telephone. All directors are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings and other activities relating to the Board or its committees.

In addition, the non-employee directors also participate in the Amended and Restated 1995 Non-Employee Directors’ Fee and Stock Option Plan. Under this plan, newly elected directors are eligible to receive 5,000 stock options (vesting one-third on each subsequent anniversary date) and 1,500 shares of Wabtec common stock upon their initial election to the Board (unless his or her first election was at an annual meeting or within 3 months prior to the anniversary date of the last annual meeting).

Each non-employee director is entitled to receive 1,500 shares of Wabtec common stock annually on the first business day following the annual meeting of stockholders. Each non-employee director serving on the Board at that time received 1,500 shares of Wabtec common stock on May 16, 2007 or, in the case of Mr. Hehir, on July 25, 2007. Each non-employee director also receives 4,000 stock options each January 3rd during the term of his or her service on the Board. Such grants are priced at the average of the high and low stock price on the date granted. On January 3, 2007, each non-employee director serving on the Board at that time received 4,000 options at a grant price of $30.29 These options vest over a 3-year period. The committee administering the plan has authority to modify the number of options granted upon election and annually as well as the vesting periods of these options.

Fees to the Independent Registered Accounting Firm

The following table shows the aggregate fees for services provided by Ernst & Young LLP for the fiscal years ended December 31, 2007 and December 31, 2006:

	2007	2006
Audit Fees	$1,695,800	$1,811,300
Audit-Related Fees	$0	$20,450
Tax Fees	$396,320	$171,780
All Other Fees	$0	$0

Total Fees	$2,092,120	$2,003,530

Audit Fees

Audit fees include fees for audit services in connection with Wabtec’s annual financial statements, review of financial statements included in Wabtec’s quarterly reports on Form 10-Q and Securities and Exchange Commission filings, and audit of internal control over financial reporting.

Audit-Related Fees

Audit-related fees include fees for services related to the audits of employee benefit plans, international accounting issues and implementation of rules related to the Sarbanes-Oxley Act of 2002.

Tax Fees

Tax fees include fees for services related to tax return preparation, tax compliance and tax planning.

All Other Fees

This category includes the aggregate fees billed for products and services provided by the independent accountants that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.” We were not billed any fees in this category during either 2007 or 2006.

The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to Ernst & Young LLP in 2007 and the proposed services for 2008 and determined that such services and fees are compatible with the independence of Ernst & Young LLP.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of such services does not impair the independent registered public accounting firm’s independence.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. All other permitted services are also pre-approved by the Audit Committee.

The Audit Committee has delegated its pre-approval authority to its Chairman, if the fee to be approved does not exceed $100,000.

All services provided by Ernst & Young LLP for fiscal year 2007 were pre-approved by the Audit Committee.

Business Relationships and Related Party Transactions

Pursuant to the terms of Wabtec’s amended and restated by-laws, William E. Kassling and Emilio A. Fernandez will be members of the Board so long as each person is able and willing to serve and each person beneficially owns a certain percentage of Wabtec common stock.

Related Party Transaction Approval Policy. It is our policy that the Nominating and Corporate Governance Committee review and approve in advance all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission. If advance approval is not feasible, the Nominating and Corporate Governance Committee must approve or ratify the transaction at its next scheduled meeting. Transactions required to be disclosed pursuant to Item 404 include any transaction between Wabtec and any officer, director or certain affiliates of Wabtec that has a value in excess of $120,000. In reviewing related party transactions, the Nominating and Corporate Governance Committee evaluates all material facts about the transaction, including the nature of the transaction, the benefit provided to Wabtec, whether the transaction is on commercially reasonable terms that would have been available from an unrelated third-party and any other factors necessary to its determination that the transaction is fair to Wabtec. Our board of directors has adopted written Related Party Transaction Policies and Procedures, a copy of which is available on Wabtec’s website at http://www.wabtec.com and is available in print to any stockholder who requests it.

Other Information

Independent Registered Public Accounting Firm

As negotiations with Ernst & Young LLP for the 2008 audit fees have not been completed, the Audit Committee has not appointed an independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2008.

Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2007. A representative of Ernst & Young LLP is expected to be present at the annual meeting of stockholders to answer appropriate questions and make a statement if they so desire.

Code of Ethics

Wabtec has adopted a Code of Ethics for executive officers that includes the provisions required under applicable Securities and Exchange Commission regulations for a code of ethics. A copy of the Code of Ethics for executive officers is posted on our website at http://www.wabtec.com and is available in print to any stockholder who requests it. In the event that we make any amendments to or waivers from this code, we will disclose the amendment or waiver and the reasons for such on our website.

Other Corporate Governance Information

Wabtec has adopted Corporate Governance Guidelines and a Code of Conduct that is applicable to all directors, officers and employees, each of which includes the provisions required under the NYSE regulations. Copies of our Corporate Governance Guidelines and Code of Conduct are posted on our website at http://www.wabtec.com and are available in print to any stockholder who requests them.

Other Business

We do not expect any business to come before the annual meeting other than the election of directors. If other business is properly raised, your proxy authorizes its holder to vote according to their best judgment.

Communication with the Board

The Board provides a process for interested parties to send communications to the Board or any of the directors of Wabtec. Communications to the Board or any director should be sent c/o the Secretary of Wabtec, 1001 Air Brake Avenue, Wilmerding, PA 15148. All such communications will be compiled by the Secretary of Wabtec and submitted to the Board or the individual director at the next regularly scheduled meeting of the Board. Interested parties may also communicate directly with the non-employee directors at the email address nonmanagementdirectors@wabtec.com.

Expenses of Solicitation

Wabtec pays the cost for proxy solicitation. In addition to mailing, officers and employees may solicit proxies in person by telephone or facsimile. Wabtec will pay approximately $20,000 to LaSalle Bank Shareholder Services for sending the proxy materials and the 2007 Annual Report to stockholders. We will also reimburse other nominees, custodians or fiduciaries who forward these materials to stockholders for their reasonable expenses in doing so.

Stockholder Proposals for Next Year

To be included in the proxy for the 2009 annual meeting, stockholder proposals must be submitted by December 11, 2008.

Also, our by-laws require that notice of business to be properly brought before the 2009 annual meeting of stockholders must be submitted to us between December 11, 2008 and February 9, 2009.

Stockholder proposals should be sent c/o the Secretary of Wabtec, 1001 Air Brake Avenue, Wilmerding, PA 15148.

By order of the Board of Directors,

Alvaro Garcia-Tunon

Senior Vice President, Chief Financial Officer and

Secretary

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEM 1.

The Board of Directors recommends a vote FOR Item 1.
1. Election of the following three Directors for a term expiring in 2011: Nominees:

01-Emilio A. Fernandez, 02-Lee B. Foster, II, and 03-James V. Napier	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
	☐	☐	☐
A vote FOR includes discretionary authority to vote for a substituted nominee if any of the nominees listed becomes unable to serve or for good cause will not serve.

(To withhold authority to vote for one or more such nominees, write such nominee’s name(s) on the line above.)

Signature	Signature	Date
Please date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as attorney, executor, administrator, guardian or trustee, please so indicate with your full title when signing. If a corporation, please sign in full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 13.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/wab Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.lasalleshareholderservices.com/isd/ where step-by-step instructions will prompt you through enrollment.

Shareholders can view the 2007 Annual Report and Proxy Statement on the Internet at http://lasalle.mobular.net/lasalle/wab

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

Voting Instructions for the Annual Meeting of Stockholders

Solicited by the Board of Directors

Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania

Wednesday, May 14, 2008 – 12:00 P.M. (local time)

The undersigned stockholder of WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION (the “Company”) does hereby appoint Albert J. Neupaver and Alvaro Garcia-Tunon, or any one or both of them, with full power of substitution, as proxies of the undersigned to vote at the Annual Meeting of Stockholders of the Company, to be held May 14, 2008 (the “Annual Meeting”), and at all adjournments thereof, all the shares of Common Stock of the Company which the undersigned may be entitled to vote, on the matters set out on the reverse side of this proxy card and described in the Proxy Statement and, at their discretion, on any other business which may properly come before the Annual Meeting.

The undersigned stockholder hereby revokes all previous proxies for the Annual Meeting and acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated April 10, 2008, and of the Annual Report to Stockholders for 2007.

You are urged to promptly return this proxy card in the enclosed envelope whether or not you expect to attend the Annual Meeting in person so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured at the Annual Meeting.

The shares represented by this proxy card will be voted as directed by the stockholder. If this proxy card is executed but no direction is given, such shares will be voted “FOR” Item 1.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your

Westinghouse Air Brake Technologies Corporation account online.

Access your Westinghouse Air Brake Technologies Corporation shareholder account online via Investor ServiceDirect® (ISD).

LaSalle Bank, N.A., Transfer Agent for Westinghouse Air Brake Technologies Corporation, now makes it easy and convenient to get current information on your shareholder account.

•     View account status • View payment history for dividends

•     View certificate history • Make address changes

•     View book-entry information • Obtain a duplicate 1099 tax form

•     Establish/change your PIN

Visit us on the web at http://www.lasalleshareholderservices.com

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